Exhibit 99.01

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC COMMENTS ON RECENT ANALYST REPORT

NEW YORK, Nov 6, 2007 – Ambac Financial Group, Inc. (NYSE: ABK) (“Ambac”) today said that it has posted on its website its response to the Morgan Stanley analyst report that was issued on November 2, 2007. The website can be found at www.ambac.com. Amongst other points made in the rebuttal, Ambac addresses why the loss estimates presented in the Morgan Stanley report do not accurately reflect the composition of our underlying mortgage portfolio and the structure of our deals. Ambac, in further disputing the report’s conclusions with respect to the Company, underscored its internal credit ratings process and its transparency to the financial community regarding its direct mortgage and CDO exposures.

For further Company comments on the report, please refer to the website.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings

Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).